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                                                                    Exhibit 2.1

                            STOCK PURCHASE AGREEMENT


                                      DATED


                                  MAY 13, 1999


                                     BETWEEN


                        THE MONARCH MACHINE TOOL COMPANY


                                       AND


                               THE STOCKHOLDERS OF


                        PRECISION INDUSTRIAL CORPORATION


                             REGARDING THE STOCK OF


                        PRECISION INDUSTRIAL CORPORATION


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                                TABLE OF CONTENTS

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ARTICLE I      PURCHASE OF SHARES......................................................................1

      1.1.       Purchase of Shares....................................................................1

      1.2.       Purchase Price........................................................................1

ARTICLE II     THE CLOSING AND THE STOCK ISSUANCE......................................................3

      2.1.       Time and Place of Closing.............................................................3

      2.2.       Selling Stockholders' Actions at Closing..............................................3

      2.3.       Buyer's Actions at Closing............................................................4

ARTICLE III    REPRESENTATIONS AND WARRANTIES..........................................................6

      3.1.       Selling Stockholders' Individual Representations and Warranties.......................6

      3.2.       Selling Stockholders' Joint Representations and Warranties............................7

      3.3.       Buyer's Representations and Warranties...............................................19

      3.4.       Remedy for Breaches of Representations and Warranties................................22

ARTICLE IV     ACTIONS PRIOR TO THE CLOSING...........................................................23

      4.1.       Activities Until Closing Date........................................................23

      4.2.       Financing............................................................................25

      4.3.       HSR Act Filings......................................................................25

      4.4.       No Interference with Employee Relationships..........................................26

      4.5.       Selling Stockholders' Efforts to Fulfill Conditions..................................26

      4.6.       Buyer's Efforts to Fulfill Conditions................................................26

ARTICLE V      CONDITIONS PRECEDENT TO CLOSING........................................................26

      5.1.       Conditions to Buyer's Obligations....................................................26

      5.2.       Conditions to Selling Stockholders' Obligations......................................29

ARTICLE VI     TERMINATION............................................................................31

      6.1.       Right to Terminate...................................................................31

      6.2.       Effect of Termination................................................................34

ARTICLE VII    INDEMNIFICATION........................................................................35

      7.1.       Indemnification Against Loss Due to Inaccuracies in Selling
                 Stockholders' Representations and Warranties.........................................35

      7.2.       Indemnification Against Loss Due to Inaccuracies in Buyer's
                 Representations and Warranties.......................................................35

      7.3.       Indemnification Against Liabilities with Regard to Previously Sold
                 Companies............................................................................36

      7.4.       Tax Indemnification..................................................................36

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                                TABLE OF CONTENTS
                                  (CONTINUED)

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      7.5.       Limitation on Liabilities of Selling Stockholders....................................38

      7.6.       Indemnification Sole Remedy..........................................................38

      7.7.       Computation of Loss..................................................................39

      7.9.       Procedure Regarding Third Party Claims...............................................40

      7.10.      Buyer's Right to Withhold Stock Consideration........................................41

      7.11.      Apportionment of Liability Among Selling Stockholders................................42

ARTICLE VIII   ABSENCE OF BROKERS.....................................................................43

      8.1.       Representations and Warranties Regarding Brokers and Others..........................43

ARTICLE IX     STOCKHOLDERS REPRESENTATIVE............................................................44

      9.1.       Appointment of Stockholders Representative...........................................44

ARTICLE X      GENERAL................................................................................45

      10.1.      Expenses.............................................................................45

      10.2.      Access to Properties, Books and Records..............................................45

      10.3.      Press Releases.......................................................................48

      10.4.      Entire Agreement.....................................................................48

      10.5.      Captions.............................................................................49

      10.6.      Assignments..........................................................................49

      10.7.      Notices and Other Communications.....................................................49

      10.8.      Governing Law........................................................................50

      10.9.      Amendments...........................................................................50

      10.10.     Counterparts.........................................................................50

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                            STOCK PURCHASE AGREEMENT

         This is an agreement dated May 13, 1999 between The Monarch Machine Tool Company (the "Buyer"), an Ohio corporation, and the persons listed on A (the "Selling Stockholders") relating to the purchase by the Buyer from the Selling Stockholders of all the outstanding capital stock of Precision Industrial Corporation (the "Company"), a Delaware corporation, which capital stock is comprised of (giving effect to exercise of currently outstanding options) a total of 551,818 shares of Class A Voting Common Stock, par value $.01 per share, and 1,173,282 shares of Class B Non-Voting Common Stock, par value $.01 per share (collectively, the "Shares"):

                                    ARTICLE I

                               PURCHASE OF SHARES

         1.1. Purchase of Shares. At the Closing described in Paragraph 2.1, the Buyer will purchase from each Selling Stockholder the number of Shares of each class shown opposite the name of that Selling Stockholder in Exhibit A, and each Selling Stockholder will sell those Shares to the Buyer, free and clear of any liens, encumbrances or claims of other persons, other than liens or encumbrances imposed by reason of acts of the Buyer.


         1.2. Purchase Price. (a) The purchase price (the "Purchase Price") to be paid by the Buyer for all the Shares will be (i) (t) $54,900,000 plus (u) $19,000,000, minus (v) the indebtedness of the Company for borrowed money at the Closing Date (the "Closing Date Indebtedness"), plus (w) the cash on hand at the Closing Date, minus (x) any of the cash on hand at the Closing Date which is subject to a trust to fund a deferred compensation arrangement, minus (y) any of the cash on hand which is held in escrow in connection with the sale of Salem Furnace Company, minus (z) any amount by which the consolidated working capital of the Company and its subsidiaries at the Closing Date, calculated as provided in subparagraph (c), (the "Closing Date Working Capital") is less than $3,500,000 (together, the "Cash Portion" of the Purchase Price), plus (ii) 500,000 shares (the "Stock Consideration") of common stock, no par value, of the Buyer ("Buyer Common Stock"), plus (iii) the Special Subordinated Note described in subparagraph (b).


              (b) To the extent that by the Closing Date, the Company has not sold the assets or received the payments listed on Exhibit 1.2-B(1) (the "Non-Operating Assets"), at the Closing, the Buyer will issue to the Selling Stockholders a senior subordinated note (the "Special Subordinated Note") substantially in the form of Exhibit 1.2-B(2) in a principal amount equal to the values shown on Exhibit 1.2-B(1) for the Non-Operating Assets which have not been sold or received.

              (c) For the purposes of this Paragraph, the consolidated working capital of the Company and its subsidiaries at the Closing Date will be their consolidated current assets (excluding cash on hand, other than cash on hand held in escrow to fund a deferred compensation arrangement, and excluding Non-Operating Assets), minus their consolidated current liabilities (other than
(u) short term borrowings, (v) the current portion of long term debt, (w) any liabilities which are payable with funds held in escrow, or any liabilities which are secured by a $350,000 letter of credit, in connection with the sale of Salem Furnace Co., (y) any accruals for severance compensation to Anthony Castor III ("Castor") and (z) any accruals for


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expenses as a result of the transactions which are the subject of this
Agreement), calculated in accordance with generally accepted accounting principles ("GAAP") applied in the same manner the Company applies them in preparing its financial statements, as shown on a consolidated balance sheet of the Company and its subsidiaries at the Closing Date certified by the chief financial officer of the Company to have been prepared in accordance with GAAP and to present fairly the consolidated financial position (including the consolidated working capital, calculated as provided above) of the Company and its subsidiaries at the Closing Date (the "Closing Date Balance Sheet"). The Buyer will cause the Company's chief financial officer to prepare the Closing Date Balance Sheet and deliver copies to the Stockholders Representative described in Paragraph 9.1 and to the Buyer as soon as practicable after the Closing Date. For the purpose of determining the cash payment to be made at the Closing, 48 hours before the Closing, the chief financial officer of the Company will deliver to the Buyer and the Stockholders Representative an estimate of what the consolidated working capital of the Company and its subsidiaries shown on the Closing Date Balance Sheet (calculated as provided above) will be, and what the amount of the wire transfer described in Paragraph 2.3(a) will be based upon an assumption that the consolidated working capital shown on the Closing Date Balance Sheet will be 90% of the sum shown on the estimate. Promptly after the Closing Date Balance Sheet is delivered to the Stockholders Representative, the Buyer will pay any additional cash amount (or the Selling Stockholders will refund any excess cash amount) due because the consolidated working capital shown on the Closing Date Balance Sheet is different from 90% of the sum shown on the estimate, plus interest on the amount paid at 10% per annum from the Closing Date to the payment date.


                                   ARTICLE II

                       THE CLOSING AND THE STOCK ISSUANCE



         2.1. Time and Place of Closing. The closing (the "Closing") of the purchase of the Shares will take place at the offices of Rogers & Wells, 200 Park Avenue, New York, New York, at 10:00 A.M. New York City time, on the day (the "Closing Date") which is the last to occur of (i) July 1, 1999, (ii) the first day on which all the conditions in Paragraphs 5.1 and 5.2, other than conditions relating to occurrences which are to take place on the Closing Date, have been fulfilled and (iii) the third business day after the day on which all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") expire or are terminated.


         2.2. Selling Stockholders' Actions at Closing. At the Closing, the Selling Stockholders will deliver to the Buyer the following:


              (a) The certificates representing all the Shares, endorsed or accompanied by documents of assignment which comply with the requirements of
Section 8-401 of the Uniform Commercial Code as in effect in Delaware (but without any requirement of signature guarantees).


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              (b) A document by which each Selling Stockholder acknowledges that he, she or it is aware that the Buyer Common Stock included in the Stock Consideration (i) has not been registered under the Securities Act of 1933, as amended (the "Securities Act") and may not be sold or transferred other than in a transaction which is registered under that Act or is exempt from the registration requirements of that Act and (ii) is subject to the Agreement Regarding Shares described in Paragraph 2.3(d) and may not be sold or transferred other than as provided in the Agreement Regarding Shares.

         2.3. Buyer's Actions at Closing. At the Closing, the Buyer will deliver to the Stockholders Representative described in Paragraph 9.1 the following:

              (a) Evidence of a wire transfer of immediately available funds in an amount equal to the Cash Portion of the Purchase Price, calculated as provided in Paragraph 1.2, to an account specified at least 48 hours before the Closing by the Stockholders Representative.

              (b) A letter acknowledging that the Buyer will be acquiring the Shares for investment, and not with a view to their resale or distribution.

              (c) A certificate representing the 500,000 shares of Stock Consideration, registered in the name of the Stockholders Representative, or such other name as the Stockholders Representative may specify to the Buyer at least 48 hours before the Closing. That certificate may bear legends to the effect that the shares it represents (i) have not been registered under the Securities Act and may not be sold or transferred other than in a transaction which is registered under that Act or is exempt from the registration requirements of that Act, and (ii) are subject to the Agreement Regarding Shares described in subparagraph (d) and may not be sold or transferred other than as provided in the Agreement Regarding Shares.

              (d) An agreement (the "Agreement Regarding Shares"), executed by the Buyer, in which the Buyer agrees that: (i) At the request of the Stockholders Representative made on or after the first anniversary of the Closing Date, the Buyer will issue, in exchange for the certificate registered in the name of the Stockholders Representative described in subparagraph (c) or the replacement certificate described in Paragraph 7.10, separate certificates, registered in the names of the respective Selling Stockholders, with the number of shares represented by the certificate registered in the name of each Selling Stockholder being (x) the total number of shares represented by the certificate the Stockholders Representative presents for exchange, divided by (y) 1,725,100, times (z) the number of Shares the Selling Stockholder sold to the Buyer as shown on Exhibit A (with cash in lieu of fractional shares based on the Fair Value of the Buyer Common Stock (calculated as provided in Paragraph 7.10) on the first anniversary of the Closing Date.

                  (ii) When shares of Buyer Common Stock are delivered as described in subparagraph (i), resales of that Buyer Common Stock by the Selling Stockholders will have been registered under the Securities Act, and the registration statement relating to those resales will be effective.



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                  (iii) The Buyer will keep the registration statement described in subparagraph (ii) effective and available with regard to resales of Buyer Common Stock by the Selling Stockholders until at least the second anniversary of the Closing Date, or until such earlier time as all the Buyer Common Stock delivered to Selling Stockholders under this Agreement has been sold or counsel to the Company has delivered to the Stockholders Representative an opinion that all the Buyer Common Stock which is still owned by Selling Stockholders may be sold without registration under the Securities Act, and the Buyer will do all other things which are required so the Selling Stockholders will at all times be able to resell the Buyer Common Stock they receive without violating the Securities Act.

              (e) If applicable, the Special Subordinated Note.

              (f) If applicable, the Seller Subordinated Notes and Warrants described in Paragraph 6.1(e).

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

                                   ARTICLE IV

         4.1. Selling Stockholders' Individual Representations and Warranties. Each Selling Stockholder represents and warrants to the Buyer, as to himself, herself or itself, but not as to any other Selling Stockholder, as follows:

              (a) The Selling Stockholder has all power and authority necessary to enable him, her or it to enter into this Agreement and carry out the transactions contemplated by this Agreement. Any corporate, partnership or other actions necessary to authorize the Selling Stockholder to enter into this Agreement and carry out the transactions contemplated by it have been taken. This Agreement has been duly executed by the Selling Stockholder and is a valid and binding agreement of the Selling Stockholder, enforceable against the Selling Stockholder in accordance with its terms.

              (b) Neither the execution or delivery of this Agreement or of any document to be delivered in accordance with this Agreement nor the consummation of the transactions contemplated by this Agreement or by any document to be delivered in accordance with this Agreement will violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, the Certificate of Incorporation, by-laws, partnership agreement or other organizational or governing documents of the Selling Stockholder, if any, any agreement or instrument to which the Selling Stockholder or any subsidiary of the Selling Stockholder is a party or by which any of them is bound, any law, or any order, rule or regulation of any court or governmental agency or other regulatory organization having jurisdiction over the Selling Stockholder or any of its subsidiaries.

              (c) The Selling Stockholder owns all the Shares he, she or it will be selling to the Buyer as shown on Exhibit A, free and clear of any liens, encumbrances or claims of other persons (except that 50,000 shares to be sold by Vernon E. Collins ("Collins") are the subject of options which have not been exercised at the date of this Agreement, but will be exercised at or before the Closing), and the Selling Stockholder has full authority to sell those Shares as contemplated by this Agreement. Except for the Stockholder Agreements listed on
Exhibit 3.1-



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C, the Selling Stockholder has not granted any option or right, and is not a party to any other agreement, which requires, or upon the passage of time, the payment of money, or the occurrence of any other event, may require the Selling Stockholder to transfer any of those Shares to anyone other than the Buyer. When the Buyer acquires Shares from the Selling Stockholder as contemplated by this Agreement, the Buyer will become the owner of those Shares, free and clear of any liens, encumbrances or claims of other persons, other than liens or encumbrances imposed by reason of acts of the Buyer.

         4.2. Selling Stockholders' Joint Representation and Warranties. The Selling Stockholders, jointly and severally, represent and warrant to the Buyer as follows:

              (a) The Company and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Copies of the Certificate of Incorporation and all amendments, and of the by-laws, of the Company, as currently in effect, are attached as Exhibit 3.2-A(1). The Company and each of its subsidiaries is qualified to do business as a foreign corporation in each state in which it is required to be qualified, except states in which the failure to qualify, in the aggregate, would not have a material adverse effect upon the Company and it subsidiaries, taken as a whole. Exhibit 3.2-A(2) is a list of all the jurisdictions in which the Company and each of its subsidiaries is qualified to do business as a foreign corporation on the date of this Agreement. Whenever any representation or warranty of the Selling Stockholders (other than the representation and warranty in subparagraph (g)) contains an exception or limitation relating to "materiality," "material adverse" events or omissions, "material adverse effects" or similar concepts (collectively, "Materiality Tests"), the Materiality Tests will be deemed to have been met (i.e., the event or omission will be deemed to be "material," "materially adverse," have a "material adverse effect" or otherwise meet a similar test), and the representation or warranty will be deemed to have been breached, if the event or omission results in an adverse impact with respect to the Company's assets of $200,000 or more or an adverse impact with respect to the Company's consolidated earnings of $200,000 or more; and (ii) whenever any representation or warranty of the Buyer contains a Materiality Test, that representation or warranty will be deemed to have been breached if the event or omission which is the subject of the representation or warranty results in an adverse impact with respect to the Selling Stockholders of $200,000 or more.

              (b) If the consents listed on Exhibit 3.2-B are obtained, neither the execution or delivery of this Agreement or of any document to be delivered in accordance with this Agreement nor the consummation of the transactions contemplated by this Agreement or by any document to be delivered in accordance with this Agreement will violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, the Certificate of Incorporation or by-laws of the Company or any of its subsidiaries, any agreement or instrument to which the Company or any subsidiary of the Company is a party or by which any of them is bound, any law, or any order, rule or regulation of any court or governmental agency or other regulatory organization having jurisdiction over the Company or any of its subsidiaries.



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              (c) The only authorized stock of the Company consists of 554,605 shares of Class A Voting Common Stock, par value $.01 per share, 1,465,395 shares of Class B Non-Voting Common Stock, par value $.01 per share, and 90,000 shares of Preferred Stock, par value $.01 per share, of which 551,818, shares, 1,173,282 shares and no shares, respectively are issued and outstanding (including 50,000 shares which are the subject of options which have not yet been exercised, but will be exercised by the Closing Date and are included in the Shares listed on Exhibit A). On the Closing Date, the Shares will constitute 100% of the outstanding stock of the Company. Each of the Shares has been duly authorized and issued and is fully paid and nonassessable. Except as shown on
Exhibit 3.2-C, the Company has not issued any options, warrants or convertible or exchangeable securities, and is not a party to any other agreements, which require, or upon the passage of time, the payment of money or the occurrence of any other event may require, the Company to sell or issue any of its stock.

              (d) No governmental filings, authorizations, approvals or consents, or other governmental action with regard to the Company or any of its subsidiaries, other than the termination or expiration of waiting periods under the HSR Act, are required to permit the Selling Stockholders to fulfill all their obligations under this Agreement.

              (e) Exhibit 3.2-E is a complete list of all the corporations and other entities of which the Company owns directly or indirectly 50% or more of the equity (each corporation or other entity of which the Company owns directly or indirectly 50% or more of the equity being a "subsidiary" of the Company) and all corporations and other entities of which the Company owns directly or indirectly an equity interest of between 20% and 50%. Except as shown on Exhibit 3.2-E, the Company owns all the outstanding shares of, or other equity interests in, each of its subsidiaries. Each of the shares owned by the Company of each of its subsidiaries which is a corporation has been duly authorized and validly issued and is fully paid and nonassessable. Neither the Company nor any of its subsidiaries has issued any options, warrants or convertible or exchangeable securities, or is a party to any other agreements, which require, or upon the passage of time, the payment of money or the occurrence of any other event may require, the Company or any subsidiary to transfer to anyone or issue any stock of, or other equity interest in, any subsidiary.

              (f) The consolidated financial statements of the Company and its subsidiaries at December 31, 1996, March 31, 1997 and March 31, 1998, and for the three month, three month and one year periods ended on those dates, and unaudited consolidated financial statements at March 31, 1999 and for the year ended on that date, copies of which are included in Exhibit 3.2-F, were prepared in accordance with GAAP applied on a consistent basis and present fairly the consolidated financial condition and results of operations of the Company and its subsidiaries at the dates, and for the periods, to which they relate (except that the financial statements at March 31, 1999 and for the year ended on that date are without footnotes and are subject to year end adjustments). The Balance Sheet at March 31, 1999 included in Exhibit 3.2-F is referred to in this Agreement as the "Balance Sheet."

              (g) Since March 31, 1999 (i) there has not been any material adverse change in the consolidated financial condition or results of operations of the Company and its subsidiaries compared with the consolidated financial condition of the Company and its subsidiaries at March 31, 1999, or the consolidated results of operations of the Company and its subsidiaries for the comparable period of the prior year, (ii) the Company and its subsidiaries have



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conducted their businesses in the ordinary course and in the same manner in which they were being conducted on March 31, 1999, and (iii) there has not been any material adverse change, or any event of which any of the persons listed on
Exhibit 3.2-G (each a "Management Person") is aware which could reasonably be expected to cause a material adverse change, in the business, operations, properties, prospects or condition (financial or other) of the Company and its subsidiaries taken as a whole.

              (h) The assets of the Company and its subsidiaries are sufficient to enable them to operate their businesses after the Closing substantially as they are being operated on the date of this Agreement.

              (i) The Company and its subsidiaries have all licenses and permits from all governmental authorities which are necessary or useful to permit the Company and its subsidiaries to conduct their businesses as those businesses are being conducted at the date of this Agreement, other than licenses and permits from governmental authorities the lack of which would not in aggregate have a Material Adverse Effect. Exhibit 3.2-I is a complete list of all licenses and permits which the Company or any of its subsidiaries holds at the date of this Agreement. The Company and its subsidiaries have at all times operated their businesses in accordance with applicable law in all material respects.

              (j) Exhibit 3.2-J is a list of all real property, including office space, owned or leased (including subleased) by the Company or by any of its subsidiaries, showing as to each property whether it is owned or leased, by whom it is owned or leased and, if it is leased, the identity of the lessor and the date of the lease. All that real property is being used by the Company or the applicable subsidiary in conformance in all material respects with all zoning, environmental and other laws and regulations, deed restrictions, covenants and lease provisions applicable to it. As to real property which is owned, the Company or the applicable subsidiary owns fee title to the real property, free and clear of any liens or other encumbrances, except (i) the liens and encumbrances shown on Exhibit 3.2-J, (ii) liens securing indebtedness reflected on the Balance Sheet and (iii) easements or similar encumbrances which do not interfere with the use of the real property as it currently is being used and as the Company or a subsidiary currently anticipates using it. As to real property which is leased, the Company or the subsidiary which is the lessee under each of the leases (including subleases) has complied in all material respects with the terms of the lease, and no officer of the Company or any subsidiary has been informed by the lessor under any of the leases, or has any other reason to believe, that the lessor has taken, or intends to take, action to terminate the lease. No Management Person is aware of any obligation of the Company or any of its subsidiaries which would require the Company or a subsidiary to expend more than $100,000 on termination of a lease, assuming no deterioration in the condition of any leased property from its condition at the date of this Agreement. The transactions contemplated by this Agreement will not be a basis for any party to any lease (including sublease) listed on Exhibit 3.2-J to terminate that lease.

              (k) On the Closing Date, the Company and each of its subsidiaries will own all its assets free and clear of any liens or encumbrances other than
(i) the lien of taxes not yet due or other statutory liens relating to governmental obligations which are not yet due, (ii) liens securing indebtedness reflected on the Balance Sheet which do not interfere with the use of the assets to which they relate for the purposes for which those assets were acquired, and
(iii) liens


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disclosed on Exhibit 3.2-J or 3.2-K, all of which secure obligations arising out of, or otherwise relating to, the businesses of the Company and its subsidiaries.

              (l) Exhibit 3.2-L is a complete list of each agreement to which the Company or any of its subsidiaries is a party which will require the Company or any of its subsidiaries to make payments, or under which the Company expects it or its subsidiaries to receive revenues, of more than $200,000 after the Closing Date over the remaining term of the agreement and cannot be cancelled by the Company or the subsidiary, as the case may be, without payment of a penalty in excess of $50,000, other than (i) customer purchase orders entered into in the ordinary course of business and (ii) purchase orders to suppliers (other than purchase orders having a remaining term of more than twelve months or involving the purchase of fixed assets having a purchase price in excess of $250,000) entered into in the ordinary course of business ordering materials which are available from at least several suppliers in quantities consistent with the customary purchasing practices of the Company or the applicable subsidiary and with the customary purchasing practices in the industries in which the Company or the applicable subsidiary participates. The Company and each of its subsidiaries has fulfilled in all material respects all its obligations under all the agreements listed on Exhibit 3.2-L to which it is a party, no Management Person has been informed by any other party to any of those agreements that the Company or any subsidiary is in default in its obligations under any of those agreements and no Management Person has any other reason to believe that another party to any of those agreements intends to terminate the agreement before its stated termination date. Except as shown on Exhibit 3.2-L, the transactions contemplated by this Agreement will not be a basis for any party to any agreement listed on Exhibit 3.2-L to terminate that agreement or alter the basis on which it will being doing business with the Company or with any of its subsidiaries, as the case may be, under that agreement.

              (m) Exhibit 3.2-M is a complete list of all patents, patent applications, patent licenses, trademarks, trademark licenses, trade names and service marks which are material to the businesses of Company and its subsidiaries taken as a whole. The Company and each subsidiary is entitled to use all the patents, trademarks, trade names and service marks which it uses in connection with its businesses, other than patents, trademarks, trade names and service marks which the Company and the subsidiaries could stop using without there being a Material Adverse Effect. Except as described on Exhibit 3.2-M, no Management Person has been informed of any claim, or is aware, that the Company or any of its subsidiaries is violating any patent, trademark or service mark, or unlawfully using any trade secret or other intellectual property, owned by any other person or that any of them is using any name which is confusingly similar to that of any other person. The transactions which are the subject of this Agreement will not result in the termination of, or otherwise require the consent of any party to, any patent license or trademark license listed on
Exhibit 3.2-M.

              (n) The Company and each of its subsidiaries has filed when due all Tax Returns (as defined below) which it has been required to file and has paid all Taxes (as defined below) shown on those returns to be due. Those Tax Returns accurately reflect the Taxes required to have been paid, except to the extent of items which may be disputed by applicable taxing authorities but for which there is substantial authority to support the position taken by the Company or the subsidiary and which have been adequately reserved against on the Balance Sheet. Except as shown on Exhibit 3.2-N, (i) no extension of time given by the Company or any of its subsidiaries for completion of the audit of any of its Tax Returns is in effect, (ii) no tax lien has been filed by any taxing authority against the Company or any of its subsidiaries or any of their assets, (iii) no Federal, state or local audits or other administrative proceedings or court proceedings with regard to Taxes are presently pending with regard to the Company or any of its subsidiaries, (iv) neither the Company nor any subsidiary is a party to any agreement providing for the allocation or sharing of Taxes, (v) neither the Company nor any subsidiary has participated in or cooperated with an international boycott as that term is used in Section 999 of the Internal Revenue Code of 1986, as amended (the "Code") and (vi) neither the Company nor any subsidiary has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a Subsection (f) asset (as that term is defined in Section 341(f)(4) of the Code) owned by the Company or any subsidiary. For the purposes of this Agreement, the term "Tax" or "Taxes" means all taxes, charges, fees, levies or other assessments imposed by any Federal, state, local, or foreign taxing authority, including without limitation, income, excise, property, sales, use, transfer, payroll, license, employment, production, gross receipts, windfall profits, severance, tariffs, withholding and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment); and any amounts that could be charged against the Company or any of its subsidiaries under a tax sharing agreement. "Tax Return" means any return, report, information return, or other document (including any related or supporting information) filed or required to be filed with any Federal, state, local, or foreign governmental entity or other authority in connection with the determination, assessment or collection of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

              (o) Except as shown on Exhibit 3.2-O, neither the Company nor any subsidiary is a party to any suit or proceeding in any court, or by or before any governmental agency, nor has any Management Person been notified that any suit or proceeding is threatened against any of those entities, other than suits or proceedings in each of which the other party seeks only money damages of less than $200,000, nor is any Management Person aware of any circumstances with regard to which there is a reasonable possibility that a suit or proceeding will be brought against the Company or a subsidiary which would result in a payment by the Company or a subsidiary to the other party, not covered by insurance, of more than $500,000.

              (p) Exhibit 3.2-P(1) is a complete list of all unions which represent any employees of the Company or any of its subsidiaries. No union is attempting to organize or otherwise become the bargaining representative for any employees of the Company or any of the subsidiaries. Exhibit 3.2-P(2) is a complete list of (i) all written agreements and plans, including written employment ,severance, deferred compensation and bonus agreements (other than employment agreements calling for salaries of less than $100,000 per year with terms of not more than 2 years) and including "employee benefit plans," as that term is defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or other written employee benefit arrangements, to which the Company or any of its subsidiaries is a party under which it is providing compensation, retirement benefits or other benefits to employees, and (ii) all agreements or other commitments by the Company or any of its subsidiaries to provide post-retirement medical benefits or other post-employment benefits to employees or former employees. Except as shown on Exhibit 3.2-P(2), (v) each employee benefit plan or arrangement listed on Exhibit 3.2-P(2) which is intended to be qualified under Section 401 of the Code is qualified under that Section, (w) each employee benefit plan listed on Exhibit 3.2-P(2) has been maintained in all material respects in accordance with its terms and any applicable provisions of ERISA or the Code and any other applicable laws, (x) no plan listed on Exhibit 3.2-P(2) is a "defined benefit plan," as that term is defined in ERISA, (y) neither the Company nor any subsidiary is an "employer" or part of a "single employer," as those terms are used in

ERISA or the Code, with regard to any benefit plan and (z) no plan shown on
Exhibit 3.2-P(2) has an unfunded benefit liability as that term is used in ERISA.


         (q)(i) Except as shown on Exhibit 3.2-Q, the Company and its subsidiaries are in compliance with all applicable Environmental Laws, other than failures to comply which would not, in the aggregate, have a Material Adverse Effect.

                        (i) The Company and its subsidiaries hold all
            Environmental Permits necessary to enable them to conduct their respective operations as they are currently conducted without violating any Environmental Laws. No Management Person has any reason to believe that any such Environmental Permits (A) will not be renewed, or (B) will be renewed under terms that are reasonably likely to have a Material Adverse Effect.

                        (ii) No Materials of Environmental Concern are present
            at, have been released from, or since September 30, 1996 have been removed from, any property currently or formerly owned, leased or otherwise operated by the Company or any subsidiary, that are reasonably likely to be in violation, in a material respect of, or otherwise to give rise to material liability of the Company or any subsidiary under, any Environmental Law.

                        (iii) Except as shown on Exhibit 3.2-Q, neither the
            Company nor any of its subsidiaries has during the past five years been required to make any reports to any governmental authorities pursuant to any Environmental Laws concerning spills or other releases at or from any property currently or formerly owned, leased or otherwise operated by the Company or any subsidiary, for which spills or other releases the Company or a subsidiary may be liable under any Environmental Law. True and complete copies of all written reports concerning such spills and other releases have been made available to the Buyer.

                        (iv) None of the following is or, insofar as any
            Management Person is aware, has been, on, under, in or at any property currently or formerly owned, leased or otherwise operated by the Company or any subsidiary at any time while or before the Company or its subsidiary owned, leased or otherwise operated the property: (A) underground or aboveground storage tanks containing any Materials of Environmental Concern, (B) polychlorinated biphenyls, (C) asbestos or asbestos-containing materials, (D) septic tanks, septic fields, dry-wells, or similar structures, (E) lagoons, impoundments, or other bodies of water into which Materials of Environmental Concern have been discharged, (F) landfills, dumping areas, or similar locations where Materials of Environmental Concern have been placed.

                        (v) Neither the Company nor any subsidiary has received
            any Environmental Claim, and, insofar as any Management Person is aware, no Environmental Claim against the Company or any subsidiary is threatened.

                        (vi) Except as shown on Exhibit 3.2-Q, neither the
            Company nor any subsidiary has entered into or agreed to, nor is the Company or any subsidiary otherwise subject to, any judgment, decree, order or similar requirement under any

            Environmental Law, nor is the Company or any subsidiary negotiating any such judgment, decree, order or requirement.

                        (vii) Neither the Company nor any subsidiary has assumed
            or retained, contractually or by operation of law, any material liabilities or obligations, contingent or otherwise, in connection with any Environmental Law (other than as part of a Sold Company Indemnity described in Paragraph 7.3);

                        (viii) There are no past or present actions, activities,
            events, conditions or circumstances known to any Management Person, including without limitation, the release, threatened release, emission, discharge, generation, treatment, storage or disposal of Materials of Environmental Concern, that give rise to any material liability or obligation of the Company or any subsidiary under any Environmental Laws.

                        (ix) The Company has made available to the Buyer copies
            of each of the Phase I studies of properties owned by the Company listed on Exhibit 3.2-Q. No Management Person is aware of any condition on any of the properties which is the subject of any of those Phase I studies which (i) is not shown on the applicable Phase I study, but (ii) violates any applicable Federal, state or local environmental laws or regulations.

                        (x) As used in this Agreement the following terms have
            the following meanings:

                        "Environmental Claim" means a written notice by any
            governmental authority alleging potential liability arising out of, based on or resulting from (a) the presence, or release into the environment, of any Material of Environmental Concern or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

                        "Environmental Law" means law, rule, regulation,
            guideline, code or other legally enforceable requirement of any governmental authority regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or environmental conditions effecting human health or safety.

                        "Environmental Permit" means any permit, authorization,
            license, approval or filing required under any Environmental Law.

                        "Materials of Environmental Concern" means gasoline,
            petroleum or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactive materials, and any other substances or forces defined as hazardous or toxic under any Environmental Law, or that is regulated pursuant to or could give rise to liability under any Environmental Law.

         (r) There are no contracts, agreements or other arrangements which could result in the payment by the Company or by any subsidiary of an "Excess Parachute Payment" as that term is used in Section 280G of the Code.

         (s) The Company has made available to the Buyer a report dated April 1, 1999 of Arthur Andersen LLP (the "Y2K Report") relating to the extent to which computer software and hardware and other equipment used by the Company and its subsidiaries in the conduct of their business is capable of recognizing that dates in the year 2000 are subsequent to December 31, 1999 and is otherwise able to operate without being adversely affected by the change from the twentieth to the twenty-first century. No Management Person is aware of any facts which make anything in the Y2K Report incorrect in any material respect.

         4.3. Buyer's Representations and Warranties. The Buyer represents and warrants to each of the Selling Stockholders as follows:

              (a) The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio.

              (b) The Buyer has all corporate power and authority necessary to enable it to enter into this Agreement and carry out the transactions contemplated by this Agreement. All corporate actions necessary to authorize the Buyer to enter into this Agreement and carry out the transactions contemplated by it have been taken. This Agreement has been duly executed by the Buyer and is a valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms.

              (c) Neither the execution and delivery of this Agreement or of any document to be delivered in accordance with this Agreement nor the consummation of the transactions contemplated by this Agreement or by any document to be delivered in accordance with this Agreement will violate, result in a breach of, Ior constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, the Articles of Incorporation or Regulations of the Buyer, any agreement or instrument to which the Buyer or any subsidiary is a party or by which it is bound, any law, or any order, rule or regulation of any court or governmental agency or other regulatory organization having jurisdiction over the Buyer or any of its subsidiaries.

              (d) No governmental filings, authorizations, approvals or consents, or other governmental action, other than termination or expiration of the waiting periods under the HSR Act, are required to permit the Buyer to fulfill all its obligations under this Agreement.

              (e) The Buyer has all funds which the Buyer will require, in addition to the Purchase Financing described in Paragraph 4.2, to carry out the transactions which are the subject of this Agreement.

              (f) The only authorized stock of the Buyer consists of 12,000,000 shares of Buyer Common Stock and 500,000 shares of preferred stock, no par value, of which 3,782,817 shares of Common Stock and 14,642 shares of preferred stock are issued and outstanding. Except as shown on Exhibit 3.3-F, the Buyer has not issued any options, warrants, or convertible or exchangeable securities, and is not party to any other agreements, which require, or upon passage of time, the payment of money or the occurrence of any other event may require, the Company to sell or issue any of its stocks.

              (g) When the Buyer issues the Stock Consideration as contemplated by this Agreement, all the shares of the Buyer Common Stock included in the Stock Consideration will be duly authorized and issued, fully paid and nonassessable, and the Selling Stockholders will become the owners of the shares of Stock being issued to them, free and clear of any liens or encumbrances other than liens or encumbrances created by the Selling Stockholders.

              (h) The Buyer's Annual Report on Form 10-K for the year ended December 31, 1998 (the "1998 10-K"), filed with the Securities and Exchange Commission contained all the information required to be included in that Report and did not contain a misstatement of material fact or a omit to state any fact necessary to make statements made in it not misleading.

              (i) Without limiting anything which is stated in subparagraph (h), the consolidated financial statements of Buyer and its subsidiaries at December 31, 1997 and 1998 and for the two years ended on those dates included in the 1998 10-K were prepared in accordance with GAAP applied on a consistent basis and present fairly the consolidated financial condition and results of operations of the Buyer and its subsidiaries at the dates, and for the periods to which they relate.

              (j) Since December 1998 (i) there has not been any material adverse change in the consolidated financial condition or results of operations of the Buyer and its subsidiaries compared with the consolidated financial condition of the Buyer and its subsidiaries at December 31, 1998 reflected on the balance sheet at that date included in the 1998 10-K, or the consolidated results of operations of Buyer and its subsidiaries for the comparable period of the prior year, other than a decline in the results of operations of its Machine Tool Division for the quarter ended March 31, 1999, when compared with the comparable period of the prior year, (ii) the Buyer and its subsidiaries have conducted their businesses in the ordinary course and in the same manner in which they were being conducted on December 31, 1998, and (iii) there has not been any material adverse change, or any event of which any executive officer of the Buyer is aware which could reasonably be expected to cause a material adverse change, in the business, operations, properties, prospects, or condition (financial or other) of the Buyer and its subsidiaries taken as a whole, other than the matters related to the Buyer's Machine Tool Division in referred to in clause (i). Since December 31, 1998, there has been no occurrence which the Buyer was required to report on a Form 8-K to be filed with the Securities and Exchange Commission, except that the Buyer was required to file, and did file, a Form 8-K relating to the Buyer's acquisition of GFP Corporation.

              (k) If the Buyer issues either or both of the Special Subordinated Note or the Seller Notes described in Paragraph 6.1(e), when they are issued, they will be valid and binding debt instruments of the Buyer, enforceable against the Buyer in accordance with their respective terms, (ii) if the Buyer issues Warrants as described in Paragraph 6.1(e) and Exhibit 6.1-E, when they are issued, they will be valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their terms and (iii) if the Buyer issues shares of Buyer Common Stock on exercise of Warrants or conversion of the Seller Notes, when those shares are issued, they will be duly authorized and issued, fully paid and nonassessable.

              (l) The issuance of the Stock Consideration, and the issuances of shares of Buyer Common Stock on exercise of Warrants, or conversion of the Seller Notes, described in Paragraph 6.1(e) and Exhibit 6.1-E, have been approved by the Board of Directors of the Buyer, and therefore Chapter 1704 of the Ohio General Corporation Law will not apply to the acquisition of the Stock Consideration by the Selling Stockholders (or by the Stockholders Representative on their behalf) or to the acquisition of Buyer Common Stock (or other securities) upon exercise of Warrants or conversion of Seller Notes.


              4.4. Remedy for Breaches of Representations and Warranties. The indemnification in Paragraphs 7.1 and 7.2 will be the only remedies available to the Buyer or the Selling Stockholders for breaches of representations and warranties contained in Paragraph 3.1, 3.2 or 3.3. Any claim for that indemnification must be made as provided in Paragraph 7.6. The only remedy available to the Buyer or to any Selling Stockholder prior to the Closing for breaches of representations and warranties contained in Paragraph 3.1, 3.2 or
3.3 will be to terminate this Agreement to the extent permitted by Paragraph 6.1 or 6.2 and, if applicable, seek remedies because the Selling Stockholders or the Buyer failed to fulfill their or its obligations under this Agreement, as provided in Section 6.2.

                                   ARTICLE V

                          ACTIONS PRIOR TO THE CLOSING

         5.1. Activities Until Closing Date. From the date of this Agreement until the Closing Date, the Selling Stockholders will ensure that the Company and its subsidiaries will, except with the written consent of the Buyer:

              (a) Operate their respective businesses in the ordinary course and in a manner consistent with the manner in which they are being operated at the date of this Agreement.

              (b) Take all reasonable steps available to them to maintain the goodwill of their businesses and, except as otherwise requested by the Buyer, the continued employment of their executives and other employees.

              (c) At their expense, maintain all their assets in good repair and condition, except to the extent of reasonable wear and use and damage by fire or other unavoidable casualty.

              (d) Not make any borrowings other than borrowings in the ordinary course of business under working capital lines which are disclosed or reflected on the Balance Sheet.

              (e) Not enter into any contractual commitments involving capital expenditures, loans or advances, and not voluntarily incur any contingent liabilities, except in each case in the ordinary course of business.

              (f) Not pay any dividends, or make any other distributions, payments or repayments of debt to stockholders other than (i) dividends paid by subsidiaries to the Company or to wholly owned subsidiaries of the Company and
(ii) reimbursement of travel and other expenses incurred in the ordinary course by stockholders who are officers or directors of the Company.

              (g) Not make any loans or advances (other than advances for travel and other normal business expenses) to stockholders, directors, officers or employees.

              (h) Maintain their books of account and records in the usual manner, in accordance with GAAP applied on a consistent basis, subject to normal year-end adjustments and accruals.

              (i) Comply in all material respects with all applicable laws and regulations of governmental agencies.

              (j) Not sell, dispose of or encumber any property or assets, or engage in any activities or transactions, except in each case in the ordinary course of business (with all sales of fixed assets being deemed not to be transactions in the ordinary course of business).

              (k) Not make any change or amendment to, or repeal, its charter or bylaws or comparable governing instruments.

              (l) Not issue or sell shares of its capital stock or any other equity securities (other than the Company's issuance of stock on exercise of options which are outstanding at the date of this Agreement), of any of them or issue any securities convertible into or exchangeable for, or rights to purchase relating to, or enter into any contract, commitment or arrangement with respect to the issuance of, any shares of capital stock or any other equity securities of any of them, or adjust, split, combine or reclassify any of their capital stock or other equity securities, or otherwise make any other changes in their capital structures.

              (m) Not (i) adopt or amend any bonus, profit sharing, compensation, severance, stock option, pension, retirement or other employee benefit agreement, trust, plan or arrangement for the benefit or welfare of any present or former director, officer or employee of any of them or (ii) increase the compensation or fringe benefits of any present or former director, officer or employee (except that, in the case of employees who are not officers, individual merit increases and promotional increases, not to exceed 5% of salary, in accordance with past practices may be granted, but no across-the board or generally applicable increases may be granted), or pay any bonus, compensation or benefit not required by any existing Plan, or hire any employee at an annual rate of compensation (including anticipated incentive compensation, if any) in excess of $100,000, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

              (n) Not adopt, or become an employer with regard to, any employee compensation, employee benefit or post-employment benefit plan.

         5.2. Financing. The Buyer will do all things it is reasonably able to do, including to the extent necessary paying reasonable commitment fees and agreeing to pay or reimburse expenses, to arrange for the commitment letters described in Paragraph 6.1(e) to be delivered to the Stockholders Representative by May 31, 1999 (or such later date as is the same number of days after May 31, 1999 that the day on which the Company delivers the Audited 1999 Financial Statements to the Buyer is after May 20, 1999) and for lenders to make the Loan, and purchasers to purchase the Subordinated Notes, on or before July 1, 1999.

         5.3. HSR Act Filings. The Company and the Buyer will each make as promptly as practicable the filing it is required to make under the HSR Act with regard to the transactions which are the subject of this Agreement and each of them will take all reasonable steps within its control (including providing information to the Federal Trade Commission and the Department of Justice) to cause the waiting periods required by the HSR Act to be terminated or to expire as promptly as practicable. The Company and the Buyer will each provide information and cooperate in all other respects to assist the other of them in making its filing under the HSR Act.

         5.4. No Interference with Employee Relationships. Neither the Buyer nor anyone else acting on behalf of the Buyer will, without the prior written consent of the Stockholders Representative, discuss or make any arrangement with any officer or other member of the operating management of the Company, other than Collins regarding whether, or on what terms (including what terms as to compensation), that person will be employed by the Company, its subsidiaries or the Buyer after the Closing.

         5.5. Selling Stockholders' Efforts to Fulfill Conditions. Each of the Selling Stockholders will use his, her or its best efforts to cause all the conditions contained in Paragraph 5.1 to be fulfilled, insofar as fulfillment of those conditions involves any action by the Selling Stockholder, anything else over which the Selling Stockholder has control, or anything which requires approval of the Company's stockholders (as to which the Selling Stockholder will vote all the stock of the Company which the Selling Stockholder owns or otherwise is entitled to vote in favor of the required approval).

         5.6. Buyer's Efforts to Fulfill Conditions. The Buyer will use its best efforts to cause all the conditions contained in Paragraph 5.2 to be fulfilled prior to or at the Closing.

                                   ARTICLE VI

                         CONDITIONS PRECEDENT TO CLOSING

         6.1. Conditions to Buyer's Obligations. The obligations of the Buyer at the Closing are subject to satisfaction of the following conditions (any or all of which may be waived by the Buyer):

              (a) The representations and warranties of the Selling Stockholders contained in this Agreement will, except as contemplated by this Agreement, be true and correct in all material respects at the Closing Date with the same effect as though made on that date, and each of the Selling Stockholders will have delivered to the Buyer a certificate dated that date and signed by the Selling Stockholder; or an officer, general partner or other person authorized to sign on behalf of the Selling Stockholder, to that effect. For the purposes of this subparagraph, materiality will be as defined in Paragraph 3.2(a), but with the figure $1,000,000 substituted for the figure $200,000.

              (b) Each of the Selling Stockholders will have fulfilled in all material respects all his, her or its obligations under this Agreement required to have been fulfilled prior to or at the Closing.

              (c) No order will have been entered by any court or governmental authority and be in force which invalidates this Agreement or restrains the Buyer from completing the transactions which are the subject of this Agreement and no action will be pending against the Buyer or the Company relating to the transactions which are the subject of this Agreement which presents a reasonable likelihood of resulting in an award of damages against the Buyer or the Company which would be material to the Buyer and its subsidiaries taken as a whole, or to the Company and its subsidiaries taken as a whole.

              (d) The consents described in Exhibit 3.2-B will have been obtained.

              (e) The Buyer will have received an opinion from Rogers & Wells LLP, counsel to the Selling Stockholders, to the effect that (i) the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) all the Shares have been duly authorized and issued and are fully paid and nonassessable; (iii) insofar as that counsel is aware, each Selling Stockholder has all power and authority necessary to enable him, her or it to enter into this Agreement and carry out the transactions contemplated by this Agreement; (iv) this Agreement has been duly executed by each of the Selling Stockholders, and is a valid and binding agreement each of the Selling Stockholders, enforceable against each of them in accordance with its terms, except to the extent enforceability may be affected by bankruptcy, reorganization or similar laws affecting the rights of creditors generally or by equitable principles of general application relating to the availability of remedies (whether in an action at law or a proceeding in equity); (v) neither the execution and delivery of this Agreement or of any document to be delivered in accordance with this Agreement nor the consummation of the transactions contemplated by this Agreement or by any document to be delivered in accordance with this Agreement will violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, the Certificate of Incorporation or by-laws of the Company, any agreement or instrument of which that counsel is aware to which the Company or any subsidiary of the Company or any Selling Stockholder is a party or by which any of them is bound, any law or rule or regulation of any governmental authority applicable to the Company or any of its subsidiaries or, insofar as that counsel is aware, applicable to any Selling Stockholder, or any order of which that counsel is aware of any court or governmental agency having jurisdiction over the Company or any of its subsidiaries or any Selling Stockholder; and (vi) no governmental filings, authorizations, approvals or consents, or other governmental actions, with regard to the Company or, insofar as that counsel is aware with regard to any Selling Stockholder, other than the termination or expiration of the waiting periods under the HSR Act (which has occurred), are required to permit the Selling

Stockholders to fulfill all their obligations under this Agreement. The letter containing that opinion will state that in instances in which the opinion is limited to matters of which counsel is aware (x) with regard to the Company, the opinion is given after reasonable investigation, (y) with regard to Selling Stockholders, the opinion is given after inquiry of each of the Selling Stockholders, but without any other investigation, and (z) awareness of counsel refers to awareness of the attorneys in the firm who are working on the transactions which are the subject of this Agreement.

              (f) The Closing Date will be not later than August 31, 1999.

         6.2. Conditions to Selling Stockholders' Obligations. The obligations of the Selling Stockholders at the Closing are subject to the following conditions (any or all of which may be waived by the Stockholders
Representative):

              (a) The representations and warranties of the Buyer contained in this Agreement will, except as contemplated by this Agreement, be true and correct in all material respects at the Closing Date with the same effect as though made on that date, and the Buyer will have delivered to the Stockholders Representative a certificate dated that date and signed by the President or a Vice President of the Buyer to that effect. For the purposes of this subparagraph, materiality will be as defined in Paragraph 3.2(a), but with the figure $1,000,000 substituted for the figure $200,000.

              (b) The Buyer will have fulfilled in all material respects all its obligations under this Agreement required to have been fulfilled prior to or at the Closing.

(c) No order will have been entered by any court or governmental authority and be in force which invalidates this Agreement or restrains any Selling Stockholder from completing the transactions which are the subject of this Agreement and no action will be pending against any Selling Stockholder relating to the transactions which are the subject of this Agreement which presents a reasonable likelihood of resulting in an award of damages against that Selling Stockholder which would be material to that Selling Stockholder and its subsidiaries taken as a whole.

(d) The Stockholders Representative will have received an opinion from Thompson Hine & Flory LLP, counsel to the Buyer, to the effect that (i) the Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, (ii) the Buyer has all corporate power and authority necessary to enable it to enter into this Agreement and carry out the transactions contemplated by this Agreement; (iii) all corporate actions necessary to authorize the Buyer to enter into this Agreement and carry out the transactions contemplated by it have been taken; (iv) this Agreement and the Agreement Regarding Shares each has been duly executed by the Buyer and each of them is a valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms, except to the extent enforceability may be affected by bankruptcy, reorganization or similar laws affecting the rights of creditors generally or by equitable principles of general application relating to the availability of remedies (whether in an action at law or a proceeding in equity); (v) neither the execution and delivery of this Agreement or of any document to be delivered in accordance with this Agreement (including the Agreement Regarding Shares) nor the consummation of the transactions contemplated by this Agreement or by any document to be delivered in accordance with this Agreement will violate, result in a breach of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, the Articles of Incorporation or Regulations of the Buyer, any agreement or instrument of which that counsel is aware, after a reasonable investigation, to which the Buyer or any subsidiary of the Buyer is a party or by which any of them is bound, any law or rule or regulation of any governmental authority, or any order of which that counsel is aware, after a reasonable investigation, of any court or governmental agency having jurisdiction over the Buyer or any of its subsidiaries; and (vii) no governmental filings, authorizations, approvals or consents, or other governmental actions, other than the termination or expiration of the waiting periods under the HSR Act (which has occurred), are required to permit the Buyer to fulfill all its obligations under this Agreement, (viii) when issued as contemplated by this Agreement, all the shares of Buyer Common Stock issued as the Stock Consideration will be duly authorized and issued, fully paid and nonassessable, (ix) if either or both of the Special Subordinated Note or the Seller Notes are issued, when they are issued, they will be valid and binding debt obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except to the extent enforceability may be affected by bankruptcy, reorganization or similar laws affecting the rights of creditors generally or by equitable principles of general application relating to the availability of remedies (whether in an action of law or a proceeding in equity); (x) if Warrants are issued as described in Paragraph 6.1(e) and Exhibit 6.1-E, when they are issued, those Warrants will be valid and binding obligations of the Buyer enforceable against the Buyer in accordance with their terms, except to the extent enforceability may be affected by bankruptcy, reorganization or similar laws affecting the rights of creditors generally or by equitable principles of general application relating to the availability of remedies (whether in an action at law or a proceeding in equity); and (xi) if shares of Buyer Common Stock are issued upon exercise of Warrants or conversion of the Seller Notes, when they are issued, those shares of Buyer Common Stock will be duly authorized and issued, fully paid and nonassessable shares of Buyer Common Stock. The letter containing the opinion will state that in instances in which an opinion is limited to matters of which counsel is aware, the opinion is given after reasonable investigation and may state that awareness of counsel refers to awareness of the attorneys in the firm who are working on the transactions which are the subject of this agreement.

              (e) The Closing Date will be not later than August 31, 1999.

                                   ARTICLE VII

                                   TERMINATION

         7.1. Right to Terminate. This Agreement may be terminated at any time prior to the Closing:

              (a) By mutual consent of the Buyer and the Stockholders Representative.

              (b) By either the Buyer or the Stockholders Representative if, without fault of the terminating party, the Closing does not occur on or before the applicable date specified in Paragraph 5.1(f) or 5.2(e).

              (c) By the Buyer if (i) (x) it is determined that any of the representations or warranties of any Selling Stockholder contained in this Agreement was not complete and accurate in all material respects on the date of this Agreement (with materiality being as defined in Paragraph 3.2(a), but with the figure $1,000,000 substituted for the figure $200,000), (y) the Buyer has notified the Stockholders Representative of the condition which was different from that which was represented or warranted, and (z) that condition has continued for more than 15 days after the notice (or until the Closing Date, if that is earlier), or (ii) any of the conditions in Paragraph 5.1 is not satisfied or waived by the Buyer prior to or on the Closing Date.

              (d) By the Stockholders Representative if (i) (x) it is determined that any of the representations or warranties of the Buyer contained in this Agreement was not complete and accurate in all material respects on the date of this Agreement (with materiality being as defined in Paragraph 3.2(a), but with the figure $1,000,000 substituted for the figure $200,000), (y) the Stockholders Representative has notified the Buyer of the condition which was different from that represented or warranted, and (z) that condition has continued for more than 15 days after the notice (or until the Closing Date, if that is earlier), or (ii) any of the conditions in Paragraph
5.2 is not satisfied or waived by the Stockholders Representative prior to or on the Closing Date.

              (e) By the Stockholders Representative if the Buyer does not by May 31, 1999, or such later date as is the same number of days after May 31, 1999 that the day on which the Audited 1999 Financial Statements are delivered to the Buyer is after May 20, 1999, deliver to the Stockholders Representative binding commitments, in form reasonably satisfactory to the Stockholders Representative, from a lender or lenders to make a loan (the "Loan") to the Buyer, and of purchasers to purchase subordinated notes of the Buyer ("Subordinated Notes"), with proceeds totaling not less than $90,000,000, which commitments will not be subject to any conditions other than absence of subsequent material adverse change in the financial condition, results of operations, business or prospects of the Company and its subsidiaries taken as a whole, and completion of customary documentation, except that if the total proceeds the Buyer will receive from the Loan and the Subordinated Notes is more than $75,000,000 but less than $95,000,000 the Stockholders Representative may not terminate this Agreement under this Paragraph if the Buyer, by a notice given to the Stockholders Representative not later than May 31, 1999, or such later date as is the same number of days after May 31, 1999 that the day on which the Audited 1999 Financial Statements are delivered to the Buyer is after May 20, 1999, requires the Selling Stockholders to purchase for $15 million subordinated notes ("Seller Subordinated Notes") and warrants ("Warrants") having the terms set forth on Exhibit 6.1-E. If the Buyer elects to require the Selling Stockholders to purchase the Seller Subordinated Notes and the Warrants, promptly after the Buyer notifies the Stockholders Representative of the Buyer's election to require the Selling Stockholders to purchase the Seller Subordinated Notes and Warrants, the Stockholders Representative, on behalf of the Selling Stockholders, and the Buyer will enter into an agreement under which (i) the Selling Stockholders agree to purchase from the Buyer, and the Buyer agrees to sell to the Selling Stockholders, Seller Subordinated Notes and Warrants (including the right under some circumstances to receive additional Warrants in the future) at the Closing for $15,000,000, with the obligations of the Selling Stockholders being subject to (i) all the conditions set forth in Paragraph 5.2,
(ii) the Buyer's delivering to the Stockholders Representative at the Closing the Seller Subordinated Notes and the Warrants which are to be issued simultaneously with the issuance of the Seller Subordinated Notes and (iii) the Buyer's purchasing all the Shares from the Selling Stockholders. The term "Audited 1999 Financial Statements" means consolidated financial statements of the Company and its subsidiaries at March 31, 1999 and for the year ended on that date, which have been audited by Arthur Andersen LLP and are accompanied by a report of that firm containing its unqualified opinion.

              (f) By the Buyer, by a notice given to the Stockholders Representative not later than the tenth day after the day on which the Audited 1999 Financial Statements are delivered to the Buyer, if (i) the consolidated net worth of the Company and its subsidiaries show on the balance sheet included in the Audited 1999 Financial Statements is less than $7,188,000 or (ii) the consolidated EBITDA of the Company and its subsidiaries, based upon the results of operations of the Company and its subsidiaries for the year ended March 31, 1999, reflected on the Audited 1999 Financial Statements, is less than $12,183,000. For the purposes of this Paragraph, the consolidated EBITDA of the Company and its subsidiaries for the year ended March 31, 1999 will be their consolidated (A) earnings before interest and taxes, plus (B) any expense for severance compensation to Castor, plus (C) any expense relating either to the proposed sale of the Company to a group of which Castor was a participant or to the transactions which are the subject of this Agreement, plus (D) any other non-recurring charges, plus (E) compensation expense resulting from issuances of stock or grants of stock options, plus (F) depreciation and amortization, all as reflected on the Audited 1999 Financial Statements (all as illustrated on Exhibit 6.1-F).

         7.2. Effect of Termination. If this Agreement is terminated pursuant to Paragraph 6.1, after this Agreement is terminated, no party will have any further rights or obligations under this Agreement, except that if this Agreement is terminated pursuant to subparagraph (e), within five days after the Stockholders Representative notifies the Buyer of the termination of this Agreement under that subparagraph, the Buyer will pay the Selling Stockholders, by wire transfer to an account specified by the Stockholders Representative, the sum of $250,000 to reimburse the Selling Stockholders for expenses incurred and opportunities lost because of the negotiation and execution of this Agreement. Nothing contained in this Paragraph will, however, relieve any party of liability for any breach of this Agreement which occurs before this Agreement is terminated.

                                  ARTICLE VIII
                                 INDEMNIFICATION

         8.1. Indemnification Against Loss Due to Inaccuracies in Selling Stockholders' Representations and Warranties. Subject to the limitations in Paragraph 7.5, (a) each Selling Stockholder indemnifies the Buyer against, and agrees to hold the Buyer harmless from, all losses, liabilities and expenses (including, but not limited to, as to claims by third persons, reasonable fees and expenses of counsel and accountants and expenses of investigation) incurred directly or indirectly because (i) any matter which is the subject of a representation and warranty by that Selling Stockholder contained in Paragraph
3.1 was not as represented or warranted, or (ii) the Selling Stockholder fails to fulfill in any respect any of its obligations under this Agreement or under any document delivered in accordance with this Agreement which is required to be fulfilled after the Closing and (b) the Selling Stockholders jointly and severally indemnify the Buyer against, and agree to hold the Buyer harmless from, all losses, liabilities and expenses (including, but not limited to, as to claims by third persons, reasonable fees and expenses of counsel and expenses of investigation) because any matter which is the subject of a representation and warranty in Paragraph 3.2 is not as represented and warranted.

         8.2. Indemnification Against Loss Due to Inaccuracies in Buyer's Representations and Warranties. The Buyer indemnifies and each of the Selling Stockholders against, and agrees to hold and each of the Selling Stockholders harmless from, all losses, liabilities and expenses (including, but not limited to, reasonable fees and expenses of counsel and accountants and expenses of investigation) incurred directly or indirectly because (i) any matter which is the subject of a representation or warranty contained in Paragraph 3.3 is not as represented or warranted, or (ii) the Buyer fails to fulfill in any respect any of its obligations under this Agreement or under any document delivered in accordance with this Agreement which is required to be fulfilled after the Closing.

         8.3. Indemnification Against Liabilities with Regard to Previously Sold Companies. The Selling Stockholders jointly and severally indemnify the Company against, and agree to hold the Company harmless from, any liabilities under any indemnification provision of any of the agreements listed on Exhibit 7.3 or because of a breach of a representation, warranty or covenant in any such agreement ("Sold Company Indemnities") and all legal fees and other out of pocket expenses reasonably incurred by the Company in defending against claims for Sold Company Indemnities. If any claim is made against the Company after the Closing for any Sold Company Indemnity, that claim will be subject to Paragraph
7.9. The indemnification in this Paragraph 7.3 will extend to the Buyer and to subsidiaries of the Company to the extent, but only to the extent, that a claim is made against the Buyer or a subsidiary of the Company that it is contractually obligated to the claimant under an indemnification provision of an agreement listed on Exhibit 7.3. If such a claim is made against the Buyer or a subsidiary, all the provisions of this Paragraph relating to the Company will apply to the Buyer or the subsidiary.

              8.4. Tax Indemnification. Without limiting the obligations of the Selling Stockholders under Paragraph 7.1, the Selling Stockholders agree to pay, and jointly and severally indemnify the Company and its subsidiaries against, and agree to hold the Company and its subsidiaries harmless from, any liability for Taxes which relate to a period which ends on or before the Closing Date, whether or not the Taxes were required to be paid on or before the Closing Date, except that the Selling Stockholders will not be required to pay, or indemnify the Company or any subsidiaries against, any Taxes for which an accrual is reflected on the Balance Sheet or which are attributable to operations of the Company or any of its subsidiaries after March 31, 1999. The Company will permit the Stockholders Representative or persons designated by the Stockholders Representative to oversee the preparation of all Tax Returns prepared after the Closing with regard to periods which end on or before the Closing Date and to control all decisions as to elections which may be made on, or after discretionary decisions (including interpretations of requirements of applicable Tax laws or regulations) with regard to, those Tax Returns. The Buyer will cause the Company to cooperate with the Stockholders Representative in all reasonable ways in the preparation of Tax Returns relating periods ending on or before the Closing Date. The Company will bear the costs of preparing those Tax Returns, but the Stockholders Representative will pay the costs of all persons it designates to assist in overseeing the preparation of those Tax Returns. If the Company or any subsidiary is notified that any governmental authority intends to begin an audit or an administrative or judicial proceeding relating to Taxes for which the Company or the subsidiary intends to seek indemnification under this Paragraph, the Company or the subsidiary will promptly notify the Stockholders Representative that the audit or the administrative or judicial proceeding is going to take place and the Stockholders Representative may, if it elects to do so, control the audit, or the defense of the administrative or judicial proceeding, on behalf of the Company or the subsidiary. If, because the Company or a subsidiary makes any Tax payment for which it is indemnified under this Paragraph, the Company or a subsidiary becomes entitled to a refund or reduction of Taxes with regard to any other period (whether before or after the Closing), any other type of Tax, or any Tax in any other jurisdiction, the liability of the Selling Stockholders under this Paragraph will be limited to the amount by which the Taxes for which the Company or subsidiary is entitled to be indemnified under this Paragraph exceed the amount of the refunds or reductions in Taxes to which the Company or a subsidiary become, or will become, entitled because of the payment of Taxes for which the Company or a subsidiary is entitled to be indemnified under this Paragraph. If the amounts of refunds or reductions in Taxes cannot be determined with reasonable certainty, they will be estimated, based on the highest rate of Federal corporate income tax at the time the indemnification payment is due.

              8.5. Limitation on Liabilities of Selling Stockholders Except in instances of knowing, intentional fraud, neither the Selling Stockholders together, nor any individual Selling Stockholder, will be liable under Paragraph 7.1, or any other provision of this Agreement, because matters which are the subject of representations or warranties contained in Paragraph 3.2 (other than Paragraph 3.2(c)) are not as represented or warranted, to the extent the losses, liabilities and expenses incurred by the Buyer for which the Buyer is entitled to indemnification under clause (b) of Paragraph 7.1, or for which any Selling Stockholder would, except for this Paragraph, otherwise be liable, are in total less than $500,000 or exceed in total $ 4,500,000. The liability of an individual Selling Stockholder under Paragraph 7.1 or otherwise because matters which are the subject of representations and warranties contained in Paragraph 3.2 (other than Paragraph 3.2(c)) are not as represented or warranted will under no circumstances exceed (x) $4,000,000 times (y) the percentage of all the Shares which that Selling Stockholder is selling to the Buyer.

         8.6. Indemnification Sole Remedy. The indemnification in Paragraph 7.1 and 7.2, as the case may be, will be the sole remedy of the Buyer or any Selling Stockholder because any matter which is the subject of a representation or warranty contained in Paragraph 3.1, 3.2 or 3.3 is not as represented or warranted. Any claim for that indemnification, other than a claim for indemnification with regard to Paragraph 3.1(c) or the last sentence of Paragraph 3.2(c), must be made not later than December 31, 2000 in a written notification to the party from which indemnification is sought which describes in reasonable detail the claim and the facts on which it is based. A claim for indemnification with regard to Paragraph 3.1(c) or the last sentence of Paragraph 3.2(c) may be made at any time in a written notification containing the information described in the preceding sentence. None of the Selling Stockholders or the Buyer will have any liability because any matter which is the subject of a representation or warranty contained in Paragraph 3.1, 3.2 or
3.3 is not as represented or warranted, unless it is described in a notification given as (including within the time) provided in this Paragraph.

         8.7. Computation of Loss.

              (a) The Buyer's loss because any matter which is the subject of a representation or warranty in Paragraph 3.1 or 3.2 is not as represented or warranted will be (i) the amount by which the value of the Shares on the Closing Date is less because that matter was not as represented or warranted than it would have been if the matter had been as represented or warranted (taking account, among other things, of any insurance proceeds or other sums received by the Company with regard to the matter) plus (ii) the amount of any losses, liability or expenses incurred directly by the Buyer because the matter was not as represented or warranted.

              (b) Whenever the Buyer or any Selling Stockholder (the "Indemnifying Party") is required by Paragraph 7.1 or 7.2, or any other provision of this Article VII, to indemnify any other of them (the "Indemnified Party") against, and hold the Indemnified Party harmless from, any item of loss, liability or expense, the Indemnifying Party will pay the Indemnified Party the sum which, after payment by the Indemnified Party of all Federal (but not state or local) income or gains taxes, or similar Taxes, resulting from the payment, minus all tax savings because of deductions or credits available to the Indemnified Party because of the loss, liability or expense, will equal the amount of the loss, liability or expense.

         8.8. Indemnification Against Pending Litigation and Directors and Officers Claims. The Selling Stockholders jointly and severally indemnify the Company against, and agree to hold the Company harmless from, the following:

              (a) Any loss, liability or expense (other than fees and expenses of counsel shared with other defendants) in any of the actions listed on Exhibit
7. 8 The Stockholders Representative may, if it chooses to do so, assume control of the defense of any or all of those actions, but if the Stockholders Representative causes the Company to be represented by separate counsel in any of those actions, the Selling Stockholders will pay the costs of that separate counsel. The Selling Stockholders will not be responsible for the costs of any settlement of any of the actions listed on Exhibit 7.8, unless the Stockholders Representative consents to that settlement.

              (b) Any sums the Company or any subsidiary is required to pay to persons who were directors or officers of the Company or any subsidiary before the Closing Date as indemnification under the Company's or its subsidiary's by-laws or otherwise, because of acts or omissions by them on or before the Closing Date in their capacities as directors or officers of the Company or a subsidiary, to the extent the Company's or its subsidiary's indemnification obligation is not covered by insurance.

         8.9. Procedure Regarding Third Party Claims. If a third party makes a claim or demand against an indemnified party as to which the indemnified party intends to seek indemnification under this Article VII (other than under Paragraph 7.8) with regard to the claim or demand, the indemnified party will promptly, and in any event within 30 days after receipt of notice of the claim or demand, notify the indemnifying party (or, as to notice to the Selling Stockholders, notify the Stockholders Representative) of the claim or demand, provided that failure to notify the indemnifying party of a claim or demand will not relieve the indemnifying party from any obligations it may have to the indemnified party, except to the extent that the defense against the claim or demand, or the cost of that defense, is prejudice by the failure to give notice. If a demand for indemnification is made under the Article VII with regard to a claim or demand of a third party, the indemnifying party will be entitled to participate in the defense of the claim or demand, and if it wishes to do so to assume and control the defense against the claim or demand with counsel of its choice. If the indemnifying party assumes the defense against a claim or demand,
(a) the indemnified party will be entitled to participate in the defense, but only at the indemnified party's cost and expense and without any right to be reimbursed by the indemnifying party for that expense, and (b) no settlement or compromise of the subject matter of the claim or demand may be effected by the indemnified party without the consent of the indemnifying party. If the indemnifying party does not assume the defense against a claim or demand, no compromise or settlement with regard to that claim or demand maybe effected at the expense of the indemnifying party without the consent of the indemnifying party, which consent will not be unreasonably with held or delayed. In any event, the indemnified party will cooperate with indemnifying party in the defense against any claim or demand for which the indemnified party is entitled to be indemnified.

         8.10. Buyer's Right to Withhold Stock Consideration.

              (a) If, at least 10 days before the first anniversary of Closing Date, the Buyer notifies the Stockholders Representative that the Buyer wishes to apply Stock Consideration to satisfy a sum due from the Selling Stockholders to the Buyer under this Article VII which the Buyer had requested at least 30 days before the first anniversary of Closing Date, the Stockholders Representative will return to the Buyer, and the Buyer will apply against the sum which has been unpaid for at least 30 days, a number of shares of Buyer Common Stock, valued at their Fair Value on the day which is 10 days before the first anniversary of the Closing Date, with a value equal to the sum which has been unpaid for at least 30 days. As used in this Agreement, the Fair Value of a share of Buyer Common Stock on a day will be the average of the last sale price of the Buyer Common Stock reported on the New York Stock Exchange Composite Tape (or in such other market as may be the principal market for the Buyer Common Stock) on each of the twenty trading days immediately preceding (but not including) the day on which the Fair Value is determined.

              (b) If the Stockholders Representative is required by subparagraph
(a) to return Buyer Common Stock to the Buyer, prior to the fist anniversary of the Closing Date, the Stockholders Representative will deliver to the Buyer the certificate delivered to the

Stockholders Representative at the Closing, and the Buyer will issue in exchange a stock certificate representing the number of shares of Buyer Common Stock, net of the shares applied against the sum due to the Buyer, to which the Selling Stockholders are entitled.

              (c) If the reason a sum has been unpaid for more than 30 days is that the Stockholders Representative has contested an assertion by the Buyer that the Selling Stockholders are required to pay that sum, the Stockholders Representative will not return Buyer Common Stock to the Company with regard to that sum, but when the Stockholders Representative distributes the Stock Consideration to the Selling Stockholders, the Stockholders Representative (i) will retain a number of shares of Buyer Common Stock which has a Fair Value on the day which is ten days before the first anniversary of the Closing Date equal to the contested sum, (ii) will promptly sell those shares, and (iii) will hold the sale proceeds until there is a final determination of whether the Selling Stockholders are required to pay all or a portion of the contested sum to the Buyer, at which time the Stockholders Representative will (x) pay to the Buyer out of the sale proceeds any amount to which it is determined the Buyer is entitled, and (y) distribute the balance of the sale proceeds, and any interest earned on the sale proceeds, to the Selling Stockholders. Failure of the Buyer to request the return of Buyer Common Stock and apply the Buyer Common Stock against an obligation of the Selling Stockholders under this Article VII, whether because the Buyer has not yet made the claim which creates that obligation or otherwise, will not affect the obligation. It will, however, end the right of the Buyer to apply Stock Consideration against the obligation.

         8.11. Apportionment of Liability Among Selling Stockholders. Each Selling Stockholder will be responsible for a portion of any sums the Selling Stockholders are required to pay under Paragraph 7.1 equal to the portion of all the Shares which that Selling Stockholder is selling to the Company. If any Selling Stockholder is required by any court order to otherwise to pay a greater portion of any sum the Selling Stockholders are required to pay under Paragraph
7.1 than is provided in the preceding sentence, each of the other Selling Stockholders will make a payment to that Selling Stockholder so that, after the payment to that Selling Stockholder (and to any other Selling Stockholder who or which are required to pay a greater portion of the sum the Selling Stockholders are required to pay under Paragraph 7.1 than that provided in the preceding sentence), each of the Selling Stockholders will have paid the portion provided in the preceding sentence of the total sum the Selling Stockholders are required to pay under Paragraph 7.1. In any action or proceeding brought against any Selling Stockholder to recover a sum it is claimed the Selling Stockholders are required to pay under Paragraph 7.1, that Selling Stockholder may implead the other Selling Stockholders so that any award can be apportioned among the Selling Stockholders in the manner provided in the first sentence of this Paragraph. This Paragraph will not affect the liabilities of the respective Selling Stockholders to the Buyer, which will be individual or joint and several as provided in the respective provisions under which the indemnification obligations arise.


                                   ARTICLE IX

                               ABSENCE OF BROKERS

         9.1. Representations and Warranties Regarding Brokers and Others. The Buyer, and the Selling Stockholders jointly, each represents and warrants to the other of them that nobody acted as a broker, a finder or in any similar capacity in connection with the transactions which are the subject of this Agreement, except that (i) ING Baring Furman Selz ("Furman Selz") as financial advisor to the Buyer and (ii) Salomon Smith Barney, Inc. ("SSB") acted as financial advisor to the Selling Stockholders. All fees of Furman Selz will be paid by the Buyer and all fees of SSB will be paid by the Selling Stockholders. The Buyer, and the Selling Stockholders jointly, each indemnifies the other of them against, and agrees to hold the other of them harmless from, all losses, liabilities and expenses (including, but not limited to, reasonable fees and expenses of counsel and costs of investigation) incurred because of any claim by anyone for compensation as a broker, a finder or in any similar capacity by reason of services allegedly rendered to the indemnifying party in connection with the transactions which are the subject of this Agreement.

                                   ARTICLE X

                           STOCKHOLDERS REPRESENTATIVE

         10.1. Appointment of Stockholders Representative

              (a) Each Selling Stockholder, by executing this Agreement, irrevocably appoints Three Cities Research, Inc. (the "Stockholders Representative") to serve as the representative of that Selling Stockholder with respect to all matters concerning the Selling Stockholders set forth in this Agreement or in any other agreements entered into by the Selling Stockholders in accordance with this Agreement. Any action taken by the Stockholders Representative will bind each Selling Stockholder as fully as though it had been taken by the Selling Stockholder himself, herself or itself. If, for any reason, the Stockholders Representative named in this Paragraph becomes unable or unwilling to serve, the Selling Stockholders will promptly designate a successor Stockholders Representative, which or who will have all the powers of the Stockholders Representative described in this Paragraph and elsewhere in this Agreement.

              (b) Without limiting what is said in subparagraph (a), each of the Selling Stockholders, by executing this Agreement, irrevocably appoints the Stockholders Representative as the agent, proxy and attorney in fact for that Selling Stockholder to, among other things, (i) deliver all documents and take all other actions which are required in order to complete the transactions contemplated by this Agreement, (ii) receive on behalf of that Selling Stockholder (for disbursement to that Selling Stockholder) any payments to which the Selling Stockholder is entitled under this Agreement, (iii) receive on behalf of that Selling Stockholder (for delivery to that Selling Stockholder) any document the Selling Stockholder is entitled to receive under this Agreement and (iv) execute and deliver on behalf of that Selling Stockholder any document which is required by this Agreement. When any payment is made, or document is delivered, to the Stockholders Representative as agent of a Selling Stockholder, that payment or document will be deemed to have been made or delivered to that Selling Stockholder. The agency and proxy contained in this subparagraph will be deemed coupled with an interest, and therefore to be irrevocable, and will, to the fullest extent permitted under applicable law, survive the death, incapacity, bankruptcy or dissolution of any Selling Stockholder.

              (c) Whenever any payment due to the Selling Stockholders is made to the Stockholders Representative (including the Cash Portion of the Purchase Price and payments with regard to the Seller Subordinated Notes) or securities (including Buyer Common Stock or Warrants) are delivered to the Stockholders Representative, the payment or delivery to the Stockholders Representative will constitute payment or delivery by the Buyer to the Selling Stockholders, and the Stockholders Representative will be responsible for distributing the payment or the securities to the individual Selling Stockholders.

                                   ARTICLE XI

                                     GENERAL

         11.1. Expenses. The Buyer and the Selling Stockholders will each pay its or their own expenses in connection with the transactions which are the subject of this Agreement, including legal fees. The Selling Stockholders will reimburse the Company for any payments it is required to make (i) to prepay indebtedness at or before the Closing, (ii) after the Closing Date to reimburse Castor for expenses relating to his efforts to purchase the Company or (iii) after the Closing Date to James L. Phillis under a Severance Agreement dated April 29, 1999, to the extent the payments to James L. Phillis under that agreement which are made after the Closing Date exceed $28,750.

         11.2. Access to Properties, Books and Records.

              (a) From the date of this Agreement until the Closing Date, the Selling Stockholders will cause the Company and each of its subsidiaries to give representatives of the Buyer full access during normal business hours to all of their respective properties, books and records to the extent (but only to the extent) examination of those properties, books and records is, or could be, relevant to the Buyer's determination whether the representations and warranties of the Selling Stockholders in Article III are true and correct in all material respects or whether there is any other reason why the Buyer is not required to complete the transactions which are the subject of this Agreement. The Buyer will not include among its representatives who are to be given access to the properties, books and records of the Company anybody who, on behalf of Buyer, is involved in decisions as to how products sold by the Buyer which compete with products sold by the Company are priced or marketed. Until the Closing, the Buyer will, and will cause its representatives to, hold all information it receives as a result of its access to the properties, books and records of the Company or its subsidiaries in confidence and use that information solely in connection with the transactions which are the subject of this Agreement, except to the extent that information (i) is or becomes available to the public (other than through a breach of this Agreement), (ii) becomes available to the Buyer from a third party which, insofar as the Buyer is aware, is not under an obligation to the Selling Stockholders, to the Company or to a subsidiary to keep the information confidential, (iii) was known to the Buyer before it was made available to the Buyer or its representative by a Selling Stockholder, the Company or a subsidiary, or (iv) otherwise is independently developed by the Buyer. If this Agreement is terminated prior to the Closing, the Buyer will, at the request of the Stockholders Representative, deliver to the Stockholders Representative all documents and other material obtained by the Buyer from any Selling Stockholder, the Company or a subsidiary in connection with the transactions which are the subject of this Agreement or evidence that that material has been destroyed by the Buyer.

              (b) After the Closing, the Buyer will use its best efforts to cause the Company to provide each Selling Stockholder with access to the books and records and knowledgeable personnel of the Company and of its subsidiaries during normal business hours in connection with the preparation of financial statements by the Selling Stockholder or its affiliates, the preparation of Tax Returns by the Selling Stockholder or its affiliates or audits of Tax Returns which were filed by the Selling Stockholder or its affiliates. Each Selling Stockholder will, and will cause its affiliates and representatives to, hold all the information the Selling Stockholder receives as a result of access to the books, records and knowledgeable personnel of the Company and its subsidiaries in confidence and use that information solely for the purposes described in the preceding sentence, except to the extent that information (i) is or becomes available to the public (other than through a breach of this Agreement), (ii) becomes available to the Selling Stockholder from a third party which, insofar as the Selling Stockholder is aware, is not under an obligation to the Buyer, to the Company or to a subsidiary to keep the information confidential, (iii) was known to the Selling Stockholder before it was made available to the Selling Stockholder or its affiliate or representative by the Company or a subsidiary, or (iv) otherwise is independently developed by the Selling Stockholder or by an affiliate or representative of the Selling Stockholder.

              (c) Until the third anniversary of the Closing Date, as to Three Cities Fund II, L.P. and Three Cities Offshore II C.V. (the "Three Cities Funds") and until the first anniversary of the Closing Date as to A.A. Fornataro ("Fornataro") (each the "Noncompetition Period" as to the applicable entities or person), none of the Three Cities Funds or Fornataro will invest in, or engage directly or indirectly, as an employee, a director or otherwise, in the business of, any of the companies listed on Exhibit 10.2-C, PROVIDED, HOWEVER, that nothing in this Paragraph 10.2 will prevent the Three Cities Funds together, or Fornataro, from owning less than 5% of the outstanding stock of any publicly-traded corporation. During the applicable Noncompetition Period, neither of the Three Cities Funds nor Fornataro will, on behalf of any entity other than the Company or a subsidiary, solicit or otherwise attempt to hire or retain, in any capacity, any person who is, at that time an employee or officer of the Company or a subsidiary or attempt to cause any such person to terminate his or her employment with the Company or a subsidiary. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Paragraph is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

              11.3. Press Releases. Neither the Buyer nor the Selling Stockholders will issue any press release or otherwise make any public statement regarding this Agreement or the transactions contemplated by it, unless the press release or public statement has been approved by the Buyer and by the Stockholders Representative, except that nothing in this Paragraph will prevent any party from making any statement when and as required by law or by the rules of any securities exchange or securities quotation system on which securities of that party or an affiliate are listed or quoted.

              11.4. Entire Agreement. This Agreement (including the Exhibits) and the documents to be delivered in accordance with this Agreement contain the entire agreement between the Buyer and the Selling Stockholders relating to the transactions which are the subject of this Agreement and those other documents, all prior negotiations, understandings and agreements between the Buyer and any of the Selling Stockholders are superseded by this Agreement and those other documents, and there are no representations, warranties, understandings or agreements concerning the transactions which are the subject of this Agreement or those other documents other than those expressly set forth in this Agreement or those other documents.

         11.5. Captions. The captions of the articles and paragraphs of this Agreement are for reference only, and do not affect the meaning or interpretation of this Agreement.


         11.6. Assignments. Neither this Agreement nor any right of any party under it may be assigned, except that the Buyer may assign its rights and obligations under this Agreement to a corporation which is wholly owned by the Buyer, if the Buyer unconditionally guarantees that the corporation to which the Buyer's rights and obligations are assigned will perform fully all the obligations of the Buyer under this Agreement.

         11.7. Notices and Other Communications. Any notice or other communication under or relating to this Agreement must be in writing and will be deemed given when delivered in person or sent by facsimile (with proof of receipt at the number to which it is required to be sent), on the business day after the day on which it is delivered to a major nationwide delivery service for overnight delivery, or on the third business day after the day on which it is mailed by first class mail from within the United States of America, to the following addresses (or such other address as may be specified as provided in this Agreement after the date of this Agreement by the party to which the notice or communication is sent):

         If to any Selling Stockholder:

                  Three Cities Research, Inc.
                       as Stockholders Representative
                  650 Madison Avenue
                  New York, New York  10022
                  Attention: W. Robert Wright II
                  Facsimile No.: (212) 980-1142

                  with a copy to:

                  Rogers & Wells LLP
                  200 Park Avenue
                  New York, New York 10166
                  Attention: David W. Bernstein
                  Facsimile No.: (212) 878-8375

         If to the Buyer:

                  The Monarch Machine Tool Company
                  2600 Kettering Tower
                  Dayton, Ohio 45423
                  Attention: Richard E. Clemens, President
                  Facsimile No.: (937) 910-9305

                  with a copy to:

                  Thompson Hine & Flory LLP
                  2000 Courthouse Plaza N.E.
                  Dayton, Ohio 45402
                  Attention: Joseph M. Rigot
                  Facsimile No.: (937) 443-6635

         11.8. Governing Law. This Agreement will be governed by, and construed under, the substantive laws of the State of Delaware.

         11.9. Amendments. This Agreement may be amended only by a document in writing signed by both the Buyer and the Stockholders Representative.

         11.10. Counterparts. This Agreement may be executed in two or more counterparts, some of which may be signed by fewer than all the parties or may contain facsimile copies of pages signed by some of the parties. Each of those counterparts will be deemed to be an original copy of this Agreement, but all of them together will constitute one and the same agreement.

         IN WITNESS WHEREOF, the Buyer and the Selling Stockholders have executed this Agreement, intending to be legally bound by it, on the day shown on the first page of this Agreement.

                                              THE MONARCH MACHINE TOOL
                                              COMPANY.



                                              By:_______________________________
                                                 Title:



THREE CITIES FUND II, L.P.                    THREE CITIES OFFSHORE II C.V
By TCR Associates, L.P.                       By:  TCR Offshore Associates L.P.
         General Partner                               General Partner
By:  THREE CITIES RESEARCH, INC               By:  THREE CITIES ASSOCIATES N.V.
         General Partner                               General Partner


By:_______________________________            By:_______________________________
   Title:                                        Title:

ALLIED CAPITAL CORPORATION                    ALLIED INVESTMENT CORPORATION


By:_______________________________            By:_______________________________
   Title:                                        Title:

                                              WYNNEFIELD PARTNERS SMALL CAP
   _______________________________            VALUE, L.P.
   Anthony T. Castor III

   _______________________________            By:_______________________________
     Vernon E. Collins                           Title:

                  *                                               *
   -------------------------------               -------------------------------
   Michael H. Bulkin                             Martin C. Dilner

                  *                                               *
   -------------------------------               -------------------------------
   J. Murfree Butler                             M. James Ditallo

                  *                                               *
   -------------------------------               -------------------------------
   Stephen G. Cerri                              George A. Douglas

                  *                                               *
   -------------------------------               -------------------------------
   A.A. Fornataro                                Audie K. Dunbar

                  *                                               *
   -------------------------------               -------------------------------
   Michael S. Levin                              John A. Fischer

                  *                                               *
   -------------------------------               -------------------------------
   Gerald L. Brenneman                           Thomas M. Fitzwilliams

                  *                                               *
   -------------------------------               -------------------------------
   William H. Carver                             George R. Goldner

                  *                                               *
   -------------------------------               -------------------------------
   Steven B. Chinchi                             Richard L. Goldner

                  *                                               *
   -------------------------------               -------------------------------
   Joseph L. Cugini                              Francis J. Gordon

                  *                                               *
   -------------------------------               -------------------------------
   Wesley M. Dias                                Gary D. Hart

                  *                                               *
   -------------------------------               -------------------------------
   Thomas F. Hazen                               Mark J. Menego

                  *                                               *
   -------------------------------               -------------------------------
   Marvin T. Knepp                               Robert F. Mikesell

                  *                                               *
   -------------------------------               -------------------------------
   Harry F. Leonard                              Charles L. Miller

                  *                                               *
   -------------------------------               -------------------------------
   William A. Lindner                            Kenneth H. Miller

                  *                                               *
   -------------------------------               -------------------------------
   Frank S. Ludwiczak                            Donald J. Mudric

                  *                                               *
   -------------------------------               -------------------------------
   John A. Marzula                               Frank W. Petraglia

                  *                                               *
   -------------------------------               -------------------------------
   Miros J. Maszczak                             Teresa D. Phillips

                  *                                               *
   -------------------------------               -------------------------------
   Michael W. McGraw                             James L. Phillis

                  *                                               *
   -------------------------------               -------------------------------
   Melinda S. McKee                              William D. Presutti

                  *                                               *
   -------------------------------               -------------------------------
   James H. McKenna                              Michael A. Santillo

                  *                                               *
   -------------------------------               -------------------------------
   Karl T. Schoeffel                             Henry E. Theis

                  *                                               *
   -------------------------------               -------------------------------
   Carl H. Simpson                               Glyn R. Vaughan

                  *                                               *
   -------------------------------               -------------------------------
   Blake C. Steele                               William R. Weber

                  *                                               *
   -------------------------------               -------------------------------
   Richard J. Stock                              Edward R. Woods

                  *                                               *
   -------------------------------               -------------------------------
   David D. Struth                               Lloyd P. Zahn

                  *
   -------------------------------
   Mark E. Sutherland

                  *
   -------------------------------
   Mark T. Swain



     *By_________________________
          W. Robert Wright II
          Attorney-in-Fact